SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           UNION ACCEPTANCE CORPORATION
                (Name Of Registrant As Specified In Its Charter)

                          UNION ACCEPTANCE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11
         (1)      Title of each class of securities to which transaction
                  applies:             N/A
         (2)      Aggregate number of securities to which transaction
                  applies:             N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
                  state how it was determined):     N/A
         (4)      Proposed maximum aggregate value of transaction:     N/A
         (5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.       N/A
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                   [UAC LOGO]

                           250 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                                 (317) 231-6400


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To Be Held On October 29, 1997

         Notice is hereby given that the Annual Meeting of Shareholders of Union Acceptance Corporation (the "Company") will be held at 250 North Shadeland Avenue, Indianapolis, Indiana, on Wednesday, October 29, 1997 at 10:00 A.M., Indianapolis time.

         The Annual Meeting will be held for the following purposes:

         1. Election of Directors. Election of eight directors of the Company for terms to expire in 1998.

         2. Ratification of Auditors. Ratification of the appointment of KPMG Peat Marwick, LLP as auditors for the Company for the fiscal year ending June 30, 1998.

         3. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 28, 1997, are entitled to vote at the meeting or any adjournment thereof.

         We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

         A copy of our Annual Report for the fiscal year ended June 30, 1997, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                                        By Order of the Board of Directors

                                        /s/ John M. Stainbrook
                                        John M. Stainbrook, President

Indianapolis, Indiana
September 26, 1997

         IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   [UAC LOGO]

                           250 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                                 (317) 231-6400


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                October 29, 1997

         This Proxy Statement is being furnished to the holders of Class A Common Stock, without par value (the "Class A Common Stock"), and to the holders of Class B Common Stock, without par value (the "Class B Common Stock") of Union Acceptance Corporation (the "Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 10:00 A.M., Indianapolis time, on October 29, 1997, at the Company's headquarters located at 250 North Shadeland Avenue, Indianapolis, Indiana, and at any adjournment of such meeting. This Proxy Statement is expected to be mailed to shareholders on or about September 26, 1997.

         The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

         Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company (Cynthia
F. Whitaker, 250 North Shadeland Avenue, Indianapolis, Indiana 46219) written notice thereof, (ii) submitting a duly executed proxy bearing a later date, or
(iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Only shareholders of record at the close of business on August 28, 1997 (the "Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 4,016,788 shares of the Class A Common Stock and 9,200,000 shares of Class B Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes at the Annual Meeting in respect of the election of directors. On all other matters properly presented at the Annual Meeting, each share is entitled to one vote.

         The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of the Voting Record Date, by each person who is known by the Company to own beneficially 5% or more of either Class A Common Stock or Class B Common Stock. Unless otherwise indicated, based on information furnished by such owners, the named beneficial owners have sole voting and dispositive power with respect to the shares reported, subject to community property laws where applicable.


                                        Number of Shares                               Number of Shares of
                                        of Class A Common     Percentage of    Class B Common      Percentage of
Name and Address                        Stock Beneficially       Class A     Stock Beneficially       Class B        Percentage of
of Beneficial Owner                           Owned         Common Stock (1)       Owned         Common Stock (2)   Voting Power (3)
-------------------                           -----         ----------------       -----         ----------------   ----------------

Elizabeth W. Chapman (4)                      2,798               (11)           1,510,885            16.42%              (3)
c/o Barrett & McNagny
215 East Berry Street, P.O. Box 2263
Fort Wayne, Indiana  46801-2263

Howard L. Chapman (4) (5)                     2,798               (11)           1,510,885            16.42%              (3)
Barrett & McNagny
215 East BerryStreet, P.O. Box 2263
Fort Wayne, Indiana  46801-2263

Frances W. LeMay (6)                           ---                 ---            729,812              7.93%              (3)
c/o Barrett & McNagny
215 East Berry Street, P.O. Box 2263
Fort Wayne, Indiana  46801-2263

Frances W. LeMay Trust (7)                     ---                 ---            788,658              8.57%             7.88%
c/o Fort Wayne National Bank
110 West Berry Street
Fort Wayne, Indiana  46802

John R. Rhinehart                              ---                 ---           1,719,851            18.69%              (3)
Ruth N. Rhinehart (8)
c/o Barrett & McNagny
215 East Berry Street, P.O. Box 2263
Fort Wayne, Indiana  46801-2263

Richard D. Waterfield (5) (9) (10)            3,798               (11)           7,607,778            82.69%             76.06%
Waterfield Mortgage Company, Inc.
7500 W. Jefferson
Fort Wayne, Indiana  46804

Mercury Asset Mangement plc (12)             211,000              5.25%             ---                 ---              0.42%
33 King William Street
London EC4R 9AS  England

Montgomery Asset Management, L.P. (12)       448,000             11.15%             ---                 ---              0.90%
101 California Street
San Fransisco, CA 94111

John Hancock Advisers, Inc. (12)
John Hancock Place                           299,000              7.44%             ---                 ---              0.60%
P.O. Box 111
Boston, Massachusetts  02117

--------------------------------

(1)      Based upon 4,016,788 shares of Class A Common Stock outstanding.

(2) Based upon 9,200,000 shares of Class B Common Stock outstanding. Shares of Class B Common Stock convert automatically on a share for share basis into shares of Class A Common Stock upon transfer.

(3) Based upon one vote for each of the 4,016,788 shares of Class A Common Stock outstanding and five votes per share for each of the 9,200,000 shares of Class B Common Stock outstanding. Shares beneficially owned by persons for whom no voting power is indicated are held in the Voting Trust described below in note 9.

(4) Ms. Chapman owns indirectly all 1,510,885 shares of Class B Common Stock held of record by the Voting Trust described below in note 9. Ms. Chapman may also be deemed to own beneficially 2,798 shares of Class A Common Stock owned of record by Howard L. Chapman, her husband, but disclaims beneficial ownership of such shares. Mr. Chapman, a Company director and nominee, may be deemed to own beneficially the shares of Class B Common Stock beneficially owned by Elizabeth W. Chapman, his wife, but disclaims beneficial ownership of such shares.

(5) Includes 2,798 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plan.

(6) Includes 56,622 shares of Class B Common Stock owned by Frances W. LeMay as custodian for Barbara Lorene LeMay and held of record by the Voting Trust described below in note 9, of which shares Frances W. LeMay disclaims beneficial ownership.

(7) Fort Wayne National Bank and Anne K. Waterfield are co-trustees of the Frances W. LeMay Trust.

(8) Owned as joint tenants and held of record by the Voting Trust described below in note 9.

(9) Includes 3,164,960 shares of Class B Common Stock beneficially owned by Mr. Waterfield and held of record by a voting trust created under agreement dated as of June 10, 1994, as amended (the "Voting Trust") and 4,436,018 additional shares of Class B Common Stock held by Mr. Waterfield as trustee of the Voting Trust, which additional shares are owned beneficially by Elizabeth W. Chapman, Frances W. LeMay, John R. and Ruth N. Rhinehart, Linco & Co., Richard R. Waterfield, John R. Waterfield, Jill L. Waterfield, Barbara Lorene LeMay, Cynthia F. Whitaker, and Anne K. Menefee.

(10) Includes 1,000 shares of Class A Common Stock and 6,800 shares of Class B Common Stock held in a limited partnership of which Mr. Waterfield is General Partner.

(11)     Less than 0.1%.

(12) Based solely on the shareholder's report on Form 13G or Form 13D received by the Company.

                       PROPOSAL I - ELECTION OF DIRECTORS

         The Board of Directors has eight members. The Company's Articles of Incorporation provide that members of the Board of Directors are to be elected for a term of one year and until their successors are elected and qualified. The nominees for director are Howard L. Chapman, John M. Davis, Fred M. Fehsenfeld, Jr., Donald A. Sherman, John M. Stainbrook, Jerry D. Von Deylen, Richard D. Waterfield, and Thomas M. West. Each of the nominees is a current director of the Company. If elected by the shareholders at the Annual Meeting, the terms of the nominees will expire at the 1998 Annual Meeting of Shareholders.

         Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

         The following table sets forth certain information regarding the nominees for election as a director, including the number and percent of shares of Class A Common Stock and Class B Common Stock beneficially owned by such persons as of the Voting Record Date. The table also sets forth the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by each executive officer of the Company and by all directors and executive officers of the Company as a group.

                                                      Number of Shares                        Number of Shares of
                                                      of Class A Common     Percentage of       Class B Common       Percentage of
Name and Address                      Director of    Stock Beneficially        Class A        Stock Beneficially        Class B
of Beneficial Owner                  Company Since          Owned          Common Stock (1)          Owned          Common Stock (2)
-------------------                  -------------          -----          ----------------          -----          ----------------

Nominee:
Howard L. Chapman (3)(4)                  1994              2,798                (9)               1,510,885             16.42%
John M. Davis (3)                         1994              3,461                (9)                   ---                 ---
Fred M. Fehsenfeld (3)                    1994              3,298                (9)                   ---                 ---
Donald A. Sherman (3)                     1994              2,798                (9)                 344,964              3.75%
John M. Stainbrook (8)                    1994             27,950               0.69%                 ---                  ---
Jerry D. Von Deylen (5)(8)                1994             48,438               1.19%                105,790              1.15%
Richard D. Waterfield (3)(6)(10)          1994              3,798                (9)               7,607,778             82.69%
Thomas G. West (3)                        1994              6,798               0.17%                 ---                  ---

Other Executive Officers:
Rick A. Brown (8)                                           6,700               0.17%                 ---                  ---
Vice President, Treasurer and
Chief Financial Officer

David S. Nash (8)                                           6,350               0.16%                 ---                  ---
Vice President

Cynthia F. Whitaker (7)(8)                                  9,424               0.23%                50,607  (11)         0.55%
Vice President and Secretary
All directors and executive
officers as a group                                       121,813              2.97%              8,058,532              87.59%
(11 persons)
--------------------------------

(1) Based upon 4,016,788 shares of Class A Common Stock outstanding and options exercisable by above officers and directors within 60 days.

(2) Based upon 9,200,000 shares of Class B Common Stock outstanding. Shares of Class B Common Stock convert automatically on a share for share basis into shares of Class A Common Stock upon transfer.

(3) Includes 2,798 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plan.

(4) Mr. Chapman may be deemed to own benefically the shares of Class B Common Stock owned indirectly by Elizabeth W. Chapman, his wife, and held of record by the Voting Trust, but disclaims beneficial ownership of such shares.

(5) Includes 47,468 shares of Class B Common Stock held by Union Federal Savings Bank of Indianapolis as custodian for Mr. Von Deylen's individual retirement account.

(6) Includes 3,164,960 shares of Class B Common Stock beneficially owned by Mr. Waterfield and held of record by the Voting Trust and 4,436,018 additional shares of Class B Common Stock held by Mr. Waterfield as trustee of the Voting Trust, which additional shares are owned beneficially by Elizabeth W. Chapman, Frances W. LeMay, John R. and Ruth N. Rhinehart, Linco & Co., Richard R. Waterfield, John R.
         Waterfield, Jill L. Waterfield, Barbara Lorene LeMay, Cynthia F. Whitaker, and Anne K. Menefee.

(7) Includes 4,424 shares of Class A Common Stock held by Ms. Whitaker as custodian for her minor children under the Uniform Gift to Minors Act. Ms. Whitaker is the niece of Richard D. Waterfield and Howard L. Chapman.

(8)      Includes options for 38,438,  25,000,  5,500, 5,500 and 5,000 shares of
         Class A Common Stock granted to Mr. Von Deylen, Mr. Stainbrook, Mr. Brown, Mr. Nash and Ms. Whitaker, respectively, under the Incentive Stock Plan which are currently exercisable in accordance with their terms. Does not include shares of Class A Common Stock reserved for issuance upon exercise of other options granted to such individuals which are not currently exercisable.

(9)      Less than 0.1%.

(10) Includes 1,000 shares of Class A Common Stock and 6,800 shares of Class B Common Stock held in a limited partnership of which Mr. Waterfield is General Partner.

(11)     Held of record by the Voting Trust.

         Mr. Von Deylen (age 55) was appointed Chairman of the Board of the Company upon its formation and has served as President of Union Federal Savings Bank of Indianapolis ("Union Federal") since 1987. Mr. Von Deylen joined Union Federal as a Director and Executive Vice President in 1984, after participating in the acquisition of Union Federal Savings and Loan Association by an affiliate of Waterfield Mortgage Company, Inc. ("WMC"), for which he served as Controller from 1983-1984. Between 1963 and 1983, Mr. Von Deylen held positions with First Federal Savings and Loan of Ft. Wayne, Indiana, including Vice President and Treasurer. Mr. Von Deylen also holds positions with various affiliates of Union Federal and WMC. Mr. Von Deylen served on the Board of Directors of Federal Home Loan Bank of Indianapolis for a one-year term ending 1996.

         Mr. Stainbrook (age 49) was named President of the Company upon its formation and was appointed to the Board of Directors in May 1994. Beginning January 1986, he served as the Senior Vice President of Union Federal's Consumer Lending Department, where he held primary management and budgetary authority with respect to the indirect retail automobile financing operations of Union Federal (the "Union Division"). Before coming to Union Federal in 1986, Mr. Stainbrook was Vice President of Indirect Lending for Merchants National Bank and Trust Company of Indianapolis, Indiana (now National City Bank, Indiana) for fifteen years, working primarily in the area of indirect consumer lending.

         Mr. Waterfield (age 52) has served as Chairman of Union Federal since September, 1984. Mr. Waterfield has been Chairman of WMC, a mortgage banking company and an affiliate of Union Federal, since 1980. Mr. Waterfield also holds positions with various affiliates of Union Federal and WMC. He has been a director of the Company since its formation.

         Mr. Chapman (age 63) has served on the Board of Directors since the Company's formation. Mr. Chapman has been a partner in the law firm of Barrett and McNagny in Fort Wayne, Indiana since 1986. Mr. Chapman is the husband of Elizabeth Chapman, Richard D. Waterfield's sister. Barrett & McNagny form time to time provides legal services to the Company, Union Federal and their affiliates, in connection with their respective operations. Mr. Chapman is a director of WMC.

         Mr. Davis (age 45) has served as Vice President, General Counsel and Secretary of IWC Resources Corporation ("IWC") and its subsidiary, the Indianapolis Water Company since July 1993. IWC is a subsidiary of NIPSCO Industries, Inc., a publicly traded utility holding company. He also serves as a director of Waterway Holdings, Inc., another subsidiary of IWC, and the Indiana Railroad Company, a subsidiary of CSX Transportation Company. He was previously a tax partner at KPMG Peat Marwick LLP Indianapolis, from June 1974 to June 1993. He has been a director of the Company since June 1994.

         Mr. Fehsenfeld (age 46) was named to the Company's Board of Directors in June 1994. Since 1989, he has served as managing trustee of the Heritage Group, a family-owned holding company with interest in road construction, environmental management, oil refining and aggregate production.

         Mr. Sherman (age 46) has served on the Company's Board of Directors since its formation. He has served as Executive Vice President of Union Federal since July 1990 and has served on its board of directors since September 1984. Mr. Sherman is also President and director of WMC and holds positions with various other affiliates of Union Federal and WMC. He is a director of the Scotts Company, Inc.

         Mr. West (age 57) was named to the Company's Board of Directors in June 1994 and has been a member of the board of directors of Union Federal since April 1992. Mr. West served for over thirty years in various management and executive positions with Lincoln National Reinsurance Cos. and its affiliates, most recently serving as President and Chief Executive Officer of Lincoln National Reinsurance Cos. until late 1994. Mr. West serves as President of West Consult Corp., a privately-owned investment and consulting company. Commencing in September 1997, Mr. West has been appointed as a director and officer of the funding and securitization subsidiaries of the Company.

         Mr. Nash (age 34) was named Vice President-Lending Operations of the Company upon its formation. Mr. Nash joined Union Federal in 1988 as a sales representative. In 1990 he became Assistant Vice President-Dealer Banking and has served as Vice President-Dealer Banking for Union Federal since October 1993. In his current capacity with the Company, Mr. Nash is responsible for the management of the Company's national sales staff, supervises day-to-day credit operations and is principally involved in planning the Company's expansion program. Between 1986 and 1988, Mr. Nash worked as a field/sales representative for Pat Ryan & Associates, in which capacity he assisted retail automobile dealers improve sales techniques and profitability, especially in their finance and insurance departments.

         Ms. Whitaker (age 35) was named Secretary of the Company upon its formation and was appointed Vice President--Legal/Securitization in March 1994. She has served Union Federal in various capacities since 1990, including that of Assistant Vice President--Legal Securitization since 1991. From 1988 to 1989, Ms. Whitaker served as Senior Internal Auditor for Boise Cascade Corporation, where she conducted operational audits for company plants and departments. Ms. Whitaker worked in residential and consumer lending for WMC and Union Federal between 1981 and 1988 and worked in clerical capacities for WMC in insurance servicing from 1977 to 1980. She received her Master's Degree in Business Administration from Indiana University, with a concentration in finance. Ms. Whitaker is Richard D. Waterfield's niece. Ms. Whitaker was on leave of absence from the Company during the summer of 1996 and began working full-time in January 1997. In her current capacity, she serves as Vice President--Strategic Planning.

         Mr. Brown (age 33) was named Treasurer and Chief Financial Officer of the company upon its formation. A certified public accountant, Mr. Brown has served as Assistant Controller for Union Federal since coming to the bank in 1990. From 1988 to 1990, he was a senior auditor for Greenwalt Sponsel & Co., Inc., an accounting firm in Indianapolis, Indiana. Mr. Brown worked for Ernst and Young, LLP, formerly Arthur Young & Co., from 1986 to 1988 as both a staff assistant and a senior auditor. Mr. Brown also serves as a Vice President of the Company.

         THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDER MEETING.

Meetings and Committees of the Board of Directors

         During the fiscal year ended June 30, 1997, the Board of Directors of the Company met four times, including teleconferences, in addition to taking a number of actions by unanimous written consent. During fiscal 1997, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The Company's Audit Committee is responsible for: recommending the appointment of the Company's independent accountants; meeting with the independent accountants to outline the scope and review the results of the annual audit; and reviewing with the internal auditor the systems of internal control and audit reports. The current members of this committee are Messrs. Davis, Sherman and West. The Committee met twice during fiscal 1997.

         The Compensation Committee of the Board of Directors is comprised of Messrs. Davis, Fehsenfeld and Waterfield. The Committee recommends employee compensation, benefits and personnel policies to the Board of Directors and establishes for Board approval salary and cash bonuses for senior officers. The Compensation Committee also administers the Union Acceptance Corporation 1994 Incentive Stock Plan and has certain responsibilities for the Company's bonus plan for senior officers of the Company. During fiscal 1997, the Compensation Committee held one meeting.


                MANAGEMENT REMUNERATION AND RELATED TRANSACTIONS

Report of the Compensation Committee:

The  objectives  of  the  Compensation   Committee  with  respect  to  executive
compensation are the following:

         (1) provide compensation opportunities generally comparable to those offered by other similarly situated companies to ensure the Company's ability to attract and retain talented executives who are essential to the Company's long-term success;

         (2) reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

         (3) align the interest of the executive officer with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Company's shares increase.

         At present, the Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive opportunities provided in the form of stock options. Annual incentive bonuses are tied to the Company's financial performance during the fiscal year and the executive's individual performance, and stock options have a direct relation to long-term enhancement of shareholder value. In years in which the Company's performance goals are met or exceeded, executive compensation should tend to be higher than in years in which performance is below expectations.

         Base Salary. The base salary levels of the Company's executive officers, including Mr. Stainbrook's, are intended to be generally comparable to those offered to executives with similar talent and experience by other similarly situated finance companies, with a particular view to parameters of salaries paid to executives holding similar positions in companies within the Waterfield group. In determining base salaries, including Mr. Stainbrook's, the Compensation Committee also takes into account individual performance and experience.

         Bonus Plan. The Company's bonus plan for executive officers (other than Mr. Von Deylen) provides for bonuses payable quarterly if return on equity equals or exceeds a threshold level established by the Compensation Committee. A targeted bonus factor is established for each executive officer each year by the Compensation Committee to be applied to the amount by which return on equity exceeds the targeted level to determine the officer's bonus. The targeted return on equity was not reached for fiscal 1997 due to a significant fourth quarter charge for estimated credit losses. The named executive officers had received quarterly bonus payments for the first three quarters of the year. Such payments were not earned after giving effect to the Company's results for the full year, however, so the Compensation Committee has determined that such payments will be offset against future bonus payments to which such officers will become entitled.

         For fiscal 1998 the Compensation Committee has authorized a modified bonus plan for the executive officers (other than Mr. Von Deylen). Such plan will continue to provide for a bonus factor for each officer to be applied to the amount by which return on equity exceeds a targeted level. The Company will keep an accounting of each officer's earned bonus amount (after offset for the excess quarterly payments made in 1997). After each fiscal quarter, 25% of the officer's positive account balance will be paid to the officer as bonus and the balance will be deferred on an unfunded basis with interest. Any remaining balance will be paid if the officer leaves the Company, but is subject to forfeiture if the officer is employed by a competitor or is terminated for cause. The Committee believes this modified arrangement will serve the objective of retaining senior management, as well as help avoid the need for a future offset for negative adjustments such as that encountered in the current year.

         Mr. Von Deylen is compensated by the Company under a separate arrangement through Union Federal. Mr. Von Deylen receives a base salary from the Company and an annual bonus payment equal to 1% of the Company's net income.

         Stock Options and Restricted Stock. The Union Acceptance Corporation 1994 Incentive Stock Plan ("Incentive Stock Plan") is the Company's long-term incentive plan for directors, executive officers and other key employees. The objectives of the Plan are to align executive and shareholder long-term interest by creating a strong and direct link between executive compensation and shareholder return, and to enable executive officers and other key employees to develop and maintain a significant long-term ownership position in the Company's Class A Common Stock. The Incentive Stock Plan authorizes the Compensation Committee to award executive officers and other key employees incentive and non-qualified stock options and restricted shares of Class A Common Stock.

         A total of 500,000 shares of Class A Common Stock has been reserved for issuance under the Incentive Stock Plan, of which options for 314,485 shares of Class A Common Stock were granted to senior officers through fiscal 1997 as follows: Mr. Von Deylen, 103,750; Mr. Stainbrook, 68,500; Mr. Nash, 15,000; Ms. Whitaker, 12,500; Mr. Brown, 15,000; and 27 other officers and key employees as a group, 99,735. In addition, each of the non-employee directors of the Company was awarded 937 shares of restricted Class A Common Stock under the Incentive Stock Plan upon consummation of the Offering, and 956 and 905 shares were issued at the 1995 and 1996 Annual Meetings, respectively. Mr. Stainbrook's and Mr. Von Deylen's stock option grants were determined in order to create a substantial incentive of both executives to work toward the continued success of the Company and in recognition of the important leadership role each has played and will continue to play in the establishment and development of the Company.

         To date, the Compensation Committee has not taken steps to cause the Company's executive compensation arrangements to accommodate the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility of an executive's compensation to $1 million annually, because it does not presently anticipate that any executive officer's remuneration will exceed $1 million per year. The Stock Incentive Plan has been structured so that option awards should qualify as performance-based compensation excluded from the $1 million limit.

         The Compensation Committee believes that linking executive compensation generally to corporate performance results in better alignment of compensation with corporate goals and the interest of the Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are appropriately rewarded. The Committee believes that compensation levels for the year ended June 30, 1997, for executives, and for Mr. Stainbrook in particular, adequately reflect the Company's compensation goals and policies.

                                  Compensation
                                Committee Members
                                  John M. Davis
                             Fred M. Fehsenfeld, Jr.
                              Richard D. Waterfield

         Compensation Committee Interlocks and Insider Participation. During fiscal 1997, the directors named above were the members of the Compensation Committee of the Board of Directors. No members of the Compensation Committee have any interlocks required to be reported.

Remuneration of Named Executive Officers.

         The following table set forth for each of the Company's last three fiscal years information with respect to Mr. Stainbrook and the other executive officers of the Company whose aggregate salary and bonus for fiscal 1997 exceeded $100,000.

                          Summary of Compensation Table


                                                                                         Long Term
                                                      Annual Compensation               Compensation
                                        Fiscal                                             Awards            All Other
Name and Principal Position              Year         Salary       Bonus (2)            Options/SARS     Compensation (1)
---------------------------              ----         ------       ---------            ------------     ----------------

John M. Stainbrook                       1997            $200,000          ---             6,000              $2,375
President                                1996             200,000      527,115             62,500              3,415
                                         1995             200,000      100,000              ---                 ---

David S. Nash                            1997             125,769          ---             2,500                ---
Vice President                           1996             104,615       55,600             12,500               ---
                                         1995              88,846       49,825              ---                 ---

Rick A. Brown                            1997              93,077          ---             2,500               3,526
Vice President, Treasurer                1996              75,769       63,750             12,500              6,331
and Chief Financial Officer              1995              60,192        9,750              ---                1,654

Cynthia F. Whitaker (4)                  1997              58,269          ---              ---                 ---
Vice President and Secretary             1996              88,654       86,311             12,500               ---
                                         1995              73,654       13,650              ---                 ---

Jerry D. Von Deylen                      1997              50,000       74,010             10,000               ---
Chairman (3)                             1996                 ---          ---             93,750               ---
                                         1995                 ---          ---              ---                 ---

---------------------------------------------------------------------------------------------------------------------------


(1) Represents the Company's 25% match up to 6% of in 1996 and 1997, and up to 4% in 1995 of employee deferrals of currently earned income into the Waterfield Plan, and any discretionary profit sharing contributions made by the Company to the Waterfield Plan.

(2) No bonus was earned for 1997 because the Company did not reach targeted return on equity. Unearned quarterly payments were made to the executive officers in 1997 aggregating $412,934, $56,250, $42,000 and $11,875 for Mr. Stainbrook, Mr. Nash, Mr. Brown and Ms. Whitaker, respectively, are subject to offset for bonus amounts earned in subsequent years.

(3) No specific cash compensation was paid to Mr. Von Deylen by the Company in fiscal 1996 and 1995. Mr. Von Deylen was compensated by Union Federal in such years.

(4)      Ms. Whitaker was on leave of absence during a part of fiscal 1997.

Incentive Stock Plan

         The Incentive Stock Plan was approved by Union Federal as the Company's sole shareholder in June, 1994, prior to the Company's initial public offering (the "Offering"). Options or other grants to be received by executive officers or other employees in the future are within the discretion of the Compensation Committee and are not determinable. Stock options granted under the Incentive Stock Plan are exercisable at such times (not after ten years and one day from the date of the grant) and at such exercise prices (not less than 85% of the fair market value of the Class A Common Stock at date of grant) as the Committee determines and will, except in limited circumstances, terminate if the grantee's employment terminates prior to exercise.

The following table set forth information related to options granted upon consummation of the Offering to each of the executive officers identified in the summary compensation table above.

                      Option/SAR Grants in Last Fiscal Year


                                                                                            Potential Realized
                                       Individual Grants                                     Value at Assumed
                                                                                              Annual Rates of
                                           % of Total                                    Stock Price Appreciation
                                         Options Granted     Exercise or                      for Option Term
                          Options        to Employees in     Base Price      Expiration  -------------------------
   Name                   Granted          Fiscal Year        ($/Share)         Date           5%           10%
-------                   -------          -----------        ---------         ----        --------    ----------
Jerry D. Von Deylen       10,000              25.2%            $16.00         8/16/06       $ 78,226      $219,335
John M. Stainbrook         6,000              15.1              16.00         8/16/06         46,936       131,601
David S. Nash              2,500               6.3              16.00         8/16/06         19,556        54,834
Rick A. Brown              2,500               6.3              16.00         8/16/06         19,556        54,834


         The following table includes the number of shares covered by both exercisable and unexercisable stock options held by the individuals named above as of June 30, 1997. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares as of such date) which represent the spread between the exercise price of any such existing stock options and the market value of such stock as of such date.



                          Fiscal Year-End Option Values

                                           Number of Shares Underlying                 Value of Unexercised
                                               Unexercised Options (1)               In-the-Money Options (2)
                                       ----------------------------------          ------------------------------
       Name                            Exercisable          Unexercisable          Exercisable      Unexercisable
       ----                            -----------          -------------          -----------      -------------

Jerry D. Von Deylen                       18,750                 85,000               ---              ---
John M. Stainbrook                        12,500                 56,000               ---              ---
David S. Nash                              2,500                 12,500               ---              ---
Cynthia F. Whitaker                        2,500                 10,000               ---              ---
Rick A. Brown                              2,500                 12,500               ---              ---

(1)  Options  for  18,750,   12,500,   2,500,  2,500  and  2,500  shares  became
     exercisable by Mr. Von Deylen, Mr. Stainbrook, Mr. Nash, Ms. Whitaker and Mr. Brown, respectively, in August 1996 under the terms of their respective stock option agreements with the Company. Such options, together with the balance of the options shown, vest over a period of five years, with one-fifth becoming exercisable on each anniversary of the option grant. Two-thirds of Mr. Von Deylen's options and one-half of Mr. Stainbrook's options are non-qualified stock options.

Defined Contribution Plan

         Eligible employees of the Company, including its executive officers, currently may participate in the Waterfield Group Savings and Investment Plan, a 401(k) profit-sharing plan ("Waterfield Plan"). Under the Waterfield Plan, each participant is entitled to receive a matching contribution from the Company in an amount equal to 25% of the first 6% of the participant's own pre-tax contribution. In addition to the employer matching amounts, the Company may make discretionary profit-sharing contributions to the Waterfield Plan from time to time.

Compensation of Directors

         The Incentive Stock Plan provides that each director of the Company who is not also an executive officer is automatically granted shares of Class A Common Stock with a fair market value of $15,000 following each annual meeting of shareholders. Shares so granted will have a six-month period of restriction during which they may not be transferred.

         In addition to the annual grants of shares, the Company's non-employee directors are paid $8,000 per year plus $500 per board or committee meeting ($800 for meeting requiring out of town travel). They are also eligible for reimbursement of travel and similar expenses.

Comparative Stock Performance

         The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning August 1, 1995 and ending June 30, 1997, with the cumulative total return on the Nasdaq Stock Market(1), the NASDAQ Financial composite index and the Company's peer group(2) for the period beginning August 1, 1995 and ending June 30, 1997, assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market, the NASDAQ Financial composite index and the Company's peer group on August 1, 1995, and reinvestment of all dividends. The Company has elected to provide comparative stock performance information for both the peer group and the NASDAQ Financial composite index. The Company's trading history (and the trading history of certain members of its peer group) is fairly limited. It may conclude that its stock performance in future periods is more comparable to that of the peer group or NASDAQ Financial composite index and, in that event, provide comparative data for only one or the other.

[CHART OMITTED]

                    8/2/95    9/29/95   12/29/95  3/29/96   6/28/96   9/30/96   12/31/96  3/31/97   6/30/97
                    ------    -------   --------  -------   -------   -------   --------  -------   -------
UAC                 100.00    117.19      87.50     98.44     96.88    120.31    110.94     85.94     65.63
Peer Group          100.00    147.97     104.76    112.20    132.60    134.81    101.84     63.32     78.35
NASDAQ Average      100.00    105.51     106.80    111.78    120.90    125.20    131.35    124.24    147.02
NASDAQ Financial    100.00    109.00     116.93    121.62    124.48    134.93    149.89    156.05    181.72

(1)      The Broad Market Index is the NASDAQ Market Index.

(2) The Peer Group is made up of the following securities: Arcadia Financial Ltd., ONYX Acceptance Corp., and WFS Financial, Inc.

Certain Transactions With Related Persons

         Union Federal is a federally chartered stock savings bank operating through offices in Indiana, with total assets of $2.5 billion at June 30, 1997. Jerry D. Von Deylen, Chairman of the Board of Directors of the Company, has served as President of Union Federal since 1987. Union Federal is principally owned by members of the Waterfield family and is controlled by Richard D. Waterfield. Union Federal and its subsidiary, Waterfield Financial Corporation, a mortgage originating company, together represent one of the largest privately-owned mortgage originators in the United States.

         Ongoing Securitizations. In connection with the Business Transfer, on January 1, 1995, Union Federal assigned to the Company its rights to future cash flows from Union Federal's then outstanding securitizations (Excess Servicing). Union Federal will continue to serve as master servicer on securitization transactions entered into prior to the Business Transfer. The Company has, however, entered into a General Subservicing Agreement with Union Federal pursuant to which Union Federal has delegated to the Company the responsibilities for servicing outstanding securitizations effective with the Business Transfer on January 1, 1995. The Company receives all regular servicing fees and will receive excess servicing cash flows from Union Federal's outstanding securitizations.

         Certain Lease Arrangements. The Company's principal offices are located at 250 North Shadeland Avenue, Indianapolis, Indiana (the "Office Building"). WMC, which is controlled by Richard D. Waterfield, a director and the Company's controlling shareholder, owns the building. The Company has a lease with WMC for the above referenced property. The lease term is seven years and six months, and commenced on November 1, 1995 (the "UAC Lease"). Under the UAC Lease, the Company is responsible for taxes, insurance and maintenance expenses and all other responsibilities relating to the Office Building, as if it were the owner of the Office Building during the term of the UAC Lease. The lease provides for a monthly rental payment of $75,943. In connection with the purchase of the Office Building, WMC assumed the rights of the prior owner, as lessor, in connection with a certain lease with Allstate Insurance Company, as lessee. In November, 1995, WMC assigned its rights as lessor to UAC with respect to such lease.

         The Company has entered into a sublease with Union Federal for 2,155 square feet of office space located at the Office Building. The sublease has a term of six years and nine months commencing on August 1, 1996, and provides for a monthly rental payment of $3,592. The Company remains responsible for all costs associated with the Office Building under the sublease.

         Ongoing Banking and Financial Services. Union Federal provides banking and related financial services to the Company and its subsidiaries on arm's-length terms. The Company is one of Union Federal's largest commercial customers. Such services include, without limitation, checking account services, lockbox services (including processing of checks and drafts drawn on the Company's accounts), and wire transfer services. The cost to the Company of these services, aggregated approximately $506,000 for the fiscal year ended June 30, 1997. In order to comply with Federal thrift regulations, Union Federal provides such services on terms that are no less favorable to Union Federal than arm's-length terms between independent parties.

         Union Federal and its affiliates continue to originate automobile loans directly with customers in the ordinary course of its business. The Company services certain consumer loans for Union Federal and its affiliates for an annual fee equal to one percent of the principal balance of the loans serviced. The portfolio of Union Federal loans serviced by the Company consists of fixed and variable rate loans on mobile homes, boats and autos, which portfolio was approximately $2.3 million at June 30, 1997.

         Legal Services. The law firm of Barrett & McNagny regularly provides legal services to the Company. Fees for legal services paid to Barrett & McNagny during fiscal 1997 by the Company were approximately $342,000. Mr. Chapman, one of the Company's directors, is a partner in such firm. Mr. Chapman's wife, Elizabeth Chapman, is the sister of Mr. Waterfield and a shareholder of the Company.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors proposes the ratification by the shareholders at the Annual Meeting the appointment of the accounting firm of KPMG Peat Marwick LLP ("Peat Marwick") as independent auditors for the fiscal year ended June 30, 1998. Peat Marwick has served as auditors for the Company since its incorporation in 1993 and served as auditors to Union Federal and the Union Division for several years prior thereto. A representative of Peat Marwick is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.

         RATIFICATION OF THE APPOINTMENT OF AUDITORS REQUIRES THAT THE VOTES CAST (IN PERSON OR BY PROXY) AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF IN FAVOR OF RATIFICATION EXCEED THOSE CAST AGAINST.

                             SHAREHOLDER PROPOSALS

         Any proposal that a shareholder wishes to have presented at the next Annual Meeting of the Company to be held in 1998 must be received at the main office of the Company for the inclusion in the proxy statement no later than 120 days in advance of September 21, 1998. Any such proposal should be sent to the attention of the Secretary of the Company at 250 North Shadeland, Indianapolis, Indiana 46219.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") requires that the Company's officers and directors and persons who own more than 10% of the Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Effective August 1, 1995, officers, directors and greater than 10% shareholders have been required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms that they file.

         For the fiscal year ended June 30, 1997, the Company's officers, directors and greater than 10% beneficial owners filed all required reports with the SEC pursuant to Section 16(a) of the 1934 Act, except that Form 5 reports for fiscal 1997 for Mssrs. Von Deylen, Stainbrook, Nash and Brown reporting exempt option grants, and for Mr. Waterfield reporting an exempt change in beneficial ownership, were filed approximately three weeks late.

                                  OTHER MATTERS

         Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting proxies.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Class A Common Stock and Class B Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies personally or by telephone without additional compensation.

         Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

         Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

                                            By Order of the Board of Directors,

                                            /s/ John M. Stainbrook
                                            John M. Stainbrook, President

September 26, 1997

[CLASS A PROXY CARD - FRONT]

PROXY                                                                      PROXY
                          UNION ACCEPTANCE CORPORATION

               Proxy Solicited on Behalf of the Board of Directors For The Annual Meeting of Shareholders -- October 29, 1997


         The undersigned appoints Rick A. Brown and Cynthia F. Whitaker, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the shares of Class A Common Stock of Union Acceptance Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders thereof to be held on October 29, 1997, or at any adjournment thereof.

         Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, and FOR Proposal No. 2. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)

[CLASS A PROXY CARD - BACK]


                          Union Acceptance Corporation
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1.       Election of Directors--
         Nominees:         H. Chapman, J.Davis, F. Fehsenfeld, Jr.,
                           D. Sherman, J. Stainbrook, J. Von Deylen,
                           R. Waterfield, T. West

                                         For All
                         For  Withheld   Except
                         [ ]    [ ]       [ ]


(Except nominee(s) written above.)
                                  ----------------------------------------------


2.       Ratification of KPMG Peat Marwick LLP as auditors for fiscal year 1997.

                               For  Against Abstain
                               [ ]    [ ]     [ ]


         The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.


Dated:                                                        , 1997
      --------------------------------------------------------

Signature(s)
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.